EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8/S-3 (No. 333-36227) and Form S-8 (Nos. 333-75046 and 333-90644) of J.D. Edwards & Company of our report dated November 21, 2002 relating to the consolidated financial statements and consolidated financial statement schedule, which appear in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Denver, Colorado
December 6, 2002